Exhibit 99.1

electroCore Provides Business Update and Select

First Quarter 2020 Guidance

BASKING RIDGE, N.J., April 17, 2020 — electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today provided a business update, and introduced select preliminary unaudited guidance for the first quarter of 2020.

“As we and the rest of the world grapple with the humanitarian crisis and economic uncertainties brought on by the ongoing COVID-19 pandemic, we continue to advance toward our goal of making our gammaCore Sapphire™ non-invasive vagus nerve stimulation (nVNS) technology available to the broadest possible patient population within our approved adult headache indications,” said Daniel Goldberger, Chief Executive Officer. “We have taken significant steps, both operationally and financially, to sharpen our focus on currently available revenue channels, while in parallel creating a streamlined and nimble organizational structure capable of responding quickly to changes in our addressable markets. I am confident that the actions that we have taken to this point will allow us to navigate through the current crisis in the near-term and achieve long-term sustainable growth when a normalized business environment prevails.”

Operational

Expansion of the gammaCore label: On March 26, 2020, the company was informed that it had received Section 510(k) clearance from the FDA of its submission seeking to expand the label indication of its gammaCore therapy to include the prevention of migraine in adult patients.

Emergency Use Authorization (EUA) application: On April 1, 2020, the company submitted an EUA application to the FDA, to facilitate the study and clinical use of its gammaCoreTM (nVNS) therapy for respiratory symptoms associated with COVID-19. The FDA’s decision on the company’s EUA is pending.

Federal Supply Schedule: Continuing a positive trend observed in prior quarters, 64 Veterans Administration (VA) and Department of Defense (DoD) military treatment facilities purchased gammaCore™ products during the first quarter of 2020, as compared to 54 during the fourth quarter of 2019, 48 during the third quarter of 2019 and 35 during the second quarter of 2019. Also, during the first quarter of 2020, the company shipped 1,084 paid months of therapy to VA and DoD facilities, up from 829 during the fourth quarter of 2019 of 2019, 553 during the third quarter and 233 during the second quarter of 2019.

FSS encompasses over 10 million covered lives, some 400,000 of whom saw VA healthcare providers for headache in 2018. The Company’s U.S. sales function continues to focus on this channel, but its ability to visit hospitals and doctors during the pandemic has been limited. The VA system has an advanced telehealth capability and gammaCore therapy can be prescribed in a telehealth consult and delivered directly to the patient’s home, a potential competitive advantage while the hospital system is locked down. That said, it is difficult to forecast the trajectory of the business during this period.

Outside of the U.S.: During the first quarter of 2020, electroCore shipped 1,008 paid months of therapy outside of the U.S., up from 961 paid months of therapy in the fourth quarter of 2019 and 828 in the third quarter of 2019. On April 8, 2020, the company announced that the U.K.’s National Health Service (NHS) exercised its option to extend the Innovation and Technology Payment (ITP) Program through September 2020. As such, gammaCore will continue to be reimbursed for those patients in England who suffer from cluster headache and respond to therapy.

Clinical:

Premium II: Premium II is a company-funded study designed to support electroCore’s proposed expansion of the gammaCore label into migraine prevention. As previously reported, the company has suspended enrollment in this study to further conserve cash. The company has initiated necessary steps to close the Premium II clinical trial and assess the data that has been collected from the trial to this point. As a result, there are currently no company-funded studies that are ongoing.

It should be noted, however, that a number of investigator-initiated clinical trials of gammaCore in new indications are progressing, including in respiratory distress secondary to COVID-19. These trials are largely funded by third party grants, and the company intends to report results from these studies as they become available.

Financial guidance:

electroCore today introduced the following preliminary unaudited financial guidance for the first quarter ended March 31, 2020:

Revenue: Management anticipates total revenue for the first quarter ended March 31, 2020 to be in a range of $700,000 to $750,000.

As previously reported, management has suspended full-year revenue guidance until it can better understand the trajectory of the company’s business through the COVID-19 pandemic.

Q1 cash used in operations: During the first quarter, electroCore used approximately $8.4 million to fund its operations, as compared to $9.4 million in the fourth quarter of 2019. The first quarter of 2020 included use of cash of approximately $1.7 million for previously committed purchases of inventory. Remaining outlays for these inventory commitments are not material. The company expects its average quarterly cash burn to be significantly lower for the balance of 2020.

March 31, 2020 cash: The company ended the first quarter of 2020 with approximately $15.6 million of cash, cash equivalents and marketable securities. Subsequent to the end of the quarter, electroCore raised gross proceeds of approximately $3.1 million through a partial draw down from its recently announced $25 million stock purchase agreement with Lincoln Park Capital.

The company intends to provide a more detailed operational and financial update during its first quarter conference call in mid-May.

About gammaCore®

gammaCore® (nVNS) is the first non-invasive, hand-held medical therapy applied at the neck as an adjunctive therapy to treat migraine and cluster headache through the utilization of a mild electrical stimulation to the vagus nerve that passes through the skin. Designed as a portable, easy-to-use technology, gammaCore can be self-administered by patients, as needed, without the potential side effects associated with commonly prescribed drugs. When placed on a patient’s neck over the vagus nerve, gammaCore stimulates the nerve’s afferent fibers, which may lead to a reduction of pain in patients.

gammaCore is CE-marked in the European Union for the acute and/or prophylactic treatment of primary headache (Migraine, Cluster Headache, Trigeminal Autonomic Cephalalgias and Hemicrania Continua) and Medication Overuse Headache in adults. The National Institute for Health and Care Excellence (NICE) recommend gammaCore for use in the treatment of Cluster Headache. gammaCore is FDA cleared in the United States for adjunctive use for the preventive treatment of cluster headache in adult patients, the acute treatment of pain associated with episodic cluster headache in adult patients, the acute treatment of pain associated with migraine headache in adult patients, and the prevention of migraine in adult patients.

•	Safety and efficacy of gammaCore have not been evaluated in the following patients:

○	Patients with an active implantable medical device, such as a pacemaker, hearing aid implant, or any implanted electronic device

○	Patients diagnosed with narrowing of the arteries (carotid atherosclerosis)

○	Patients who have had surgery to cut the vagus nerve in the neck (cervical vagotomy)

○	Pediatric patients

○	Pregnant women

○	Patients with clinically significant hypertension, hypotension, bradycardia, or tachycardia

•	Patients should not use gammaCore if they:

○	Have a metallic device such as a stent, bone plate, or bone screw implanted at or near their neck

○	Are using another device at the same time (e.g., TENS Unit, muscle stimulator) or any portable electronic device (e.g., mobile phone)

In the US, the FDA has not cleared gammaCore for the acute treatment of chronic cluster headache.

Please refer to the gammaCore Instructions for Use for all of the important warnings and precautions before using or prescribing this product.

Forward-Looking Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore’s business prospects and product development plans, providing revenue and other guidance with respect to its business, its pipeline or potential markets for its technologies, seeking to secure an EUA from the FDA for gammaCore in relation to COVID-19, the company’s expectations for its revenue and cash used in operations during the first quarter of 2020, its expectations for future cash burn, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Investors:

Hans Vitzthum

LifeSci Advisors

617-430-7578

hans@lifesciadvisors.com

or

Media Contact:

Jackie Dorsky

electroCore

973-290-0097

jackie.dorsky@electrocore.com

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